Exhibit 99.2
ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
CBIZ, Inc.:
We have audited the consolidated financial statements of CBIZ, Inc. and subsidiaries (Company) as listed in the accompanying index on page 5. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as listed in the accompanying index on page 5. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and the financial statement schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CBIZ, Inc. and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 15, 2006 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.
/s/ KPMG LLP
Cleveland, Ohio
March 15, 2006 (May 22, 2006 as to the effects of discontinued operations, segment classification and other reclassifications discussed in Note 21)

CBIZ, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2005 AND 2004
(In thousands)

	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$8,909	$5,291
Restricted cash	9,873	10,089
Accounts receivable, net	98,390	98,155
Notes receivable — current	6,042	1,377
Income taxes recoverable	—	7,146
Deferred income taxes — current	3,241	3,743
Other current assets	9,490	7,940
Assets of discontinued operations	8,485	20,147

Current assets before funds held for clients	144,430	153,888
Funds held for clients	65,669	32,787

Total current assets	210,099	186,675
Property and equipment, net	33,403	35,933
Notes receivable — non-current	3,575	4,726
Deferred income taxes — non-current	9,199	7,259
Goodwill and other intangible assets, net	184,673	171,782
Assets of deferred compensation plan	9,803	4,285
Other assets	3,832	3,514

Total assets	$454,584	$414,174

LIABILITIES
Current liabilities:
Accounts payable	$26,427	$24,915
Income taxes payable	1,115	—
Accrued personnel costs	35,920	24,319
Other current liabilities	18,332	16,272
Liabilities of discontinued operations	5,991	8,210

Current liabilities before client fund obligations	87,785	73,716
Client fund obligations	65,669	32,787

Total current liabilities	153,454	106,503
Bank debt	32,200	53,900
Deferred compensation plan obligations	9,803	4,285
Other non-current liabilities	4,466	2,989

Total liabilities	199,923	167,677

STOCKHOLDERS’ EQUITY
Common stock, par value $0.01 per share;
Shares authorized 250,000; Shares issued 98,381 and 96,407; Shares outstanding 73,822 and 75,651	984	964
Additional paid-in capital	450,734	444,584
Accumulated deficit	(94,714)	(113,387)
Treasury stock, 24,559 and 20,756 shares	(102,317)	(85,650)
Accumulated other comprehensive loss	(26)	(14)

Total stockholders’ equity	254,661	246,497

Total liabilities and stockholders’ equity	$454,584	$414,174

See the accompanying notes to the consolidated financial statements.

CBIZ, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
(In thousands, except per share data)

	2005	2004	2003
Revenue	$563,468	$507,468	$482,889

Operating expenses	488,763	440,991	420,579

Gross margin	74,705	66,477	62,310

Corporate general and administrative expense	24,911	24,099	18,745

Depreciation and amortization expense	15,139	15,963	16,565

Operating income	34,655	26,415	27,000

Other income (expense):

Interest expense	(3,109)	(1,507)	(1,055)

Gain on sale of operations, net	314	996	2,519

Other income (expense), net	4,171	3,219	(1,513)

Total other income, net	1,376	2,708	(49)

Income from continuing operations before income tax expense	36,031	29,123	26,951

Income tax expense	14,525	7,945	11,814

Income from continuing operations	21,506	21,178	15,137

Loss from operations of discontinued operations, net of tax	(6,383)	(5,259)	(547)

Gain on disposal of discontinued operations, net of tax	3,550	132	726

Net income	$18,673	$16,051	$15,316

Earnings (loss) per share:
Basic:
Continuing operations	$0.29	$0.27	$0.17
Discontinued operations	(0.04)	(0.07)	—

Net income	$0.25	$0.20	$0.17

Diluted:
Continuing operations	$0.28	$0.26	$0.16
Discontinued operations	(0.04)	(0.06)	0.01

Net income	$0.24	$0.20	$0.17

Basic weighted average common shares outstanding	74,448	79,217	90,400

Diluted weighted average common shares outstanding	76,827	81,477	92,762

See the accompanying notes to the consolidated financial statements.

CBIZ, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
(In thousands)

							Accumulated
	Issued		Additional				Other
	Common	Common	Paid-In	Accumulated	Treasury	Treasury	Comprehensive
	Shares	Stock	Capital	Deficit	Shares	Stock	Loss	Totals
December 31, 2002	95,121	$951	$439,684	$(144,754)	220	$(1,308)	$(255)	$294,318

Comprehensive income:

Net income	—	—	—	15,316	—	—	—	15,316

Change in unrealized appreciation, net of tax							254	254

Total comprehensive income								15,570

Share repurchases	—	—	—	—	10,036	(33,578)	—	(33,578)

Divestiture consideration	—	—	—	—	46	(201)	—	(201)

Stock options	375	4	1,203	—	—	—	—	1,207
Business acquisitions and contingent payments	177	2	520	—	—	—	—	522

December 31, 2003	95,673	$957	$441,407	$(129,438)	10,302	$(35,087)	$(1)	$277,838

Comprehensive income:

Net income	—	—	—	16,051	—	—	—	16,051

Foreign currency translation adjustments							(13)	(13)

Total comprehensive income								16,038

Share repurchases	—	—	—	—	10,424	(50,419)	—	(50,419)
Restricted stock	—	—	518	—	—	—	—	518
Divestiture consideration	—	—	—	—	30	(144)	—	(144)
Stock options	519	5	1,696	—	—	—	—	1,701
Business acquisitions and contingent payments	215	2	963	—	—	—	—	965

December 31, 2004	96,407	$964	$444,584	$(113,387)	20,756	$(85,650)	$(14)	$246,497

Comprehensive income:

Net income	—	—	—	18,673	—	—	—	18,673

Foreign currency translation adjustments							(12)	(12)

Total comprehensive income								18,661

Share repurchases	—	—	—	—	3,803	(16,667)	—	(16,667)
Restricted stock	247	2	453	—	—	—	—	455

Stock options	1,658	17	5,401	—	—	—	—	5,418

Business acquisitions and contingent payments	69	1	296	—	—	—	—	297

December 31, 2005	98,381	$984	$450,734	$(94,714)	24,559	$(102,317)	$(26)	$254,661

See the accompanying notes to the consolidated financial statements.

CBIZ, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
(In thousands)

		2004	2003
	2005	(Revised)	(Revised)
Cash flows from operating activities:
Net income	$18,673	$16,051	$15,316
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from operations of discontinued operations	6,383	5,259	547
Gain on disposal of discontinued operations	(3,550)	(132)	(726)
Gain on sale of operations, net	(314)	(996)	(2,519)
Bad debt expense, net of recoveries	4,999	4,107	4,829
Impairment of notes receivable	—	—	2,394
Notes payable extinguishment	(65)	(743)	—
Depreciation and amortization	15,139	15,963	16,565
Deferred income taxes	(2,426)	(3,616)	1,794
Stock awards	1,466	449	280
Changes in assets and liabilities, net of acquisitions and dispositions
Restricted cash	216	791	5,968
Accounts receivable, net	(5,500)	(11,945)	(9,424)
Other assets	(8,327)	(6,770)	(1,574)
Accounts payable	1,198	(2,663)	6,109
Income taxes	6,177	(6,974)	3,789
Accrued personnel	11,601	4,228	3,519
Accrued expenses and other liabilities	6,123	4,863	(10,288)

Net cash provided by continuing operations	51,793	17,872	36,579
Operating cash flows provided by discontinued operations	1,821	2,318	3,076

Net cash provided by operating activities	53,614	20,190	39,655

Cash flows from investing activities:
Business acquisitions including contingent consideration earned, net of cash acquired	(12,611)	(5,662)	(3,849)
Proceeds from sales of divested operations	133	3,030	5,590
Proceeds from sales of discontinued operations	2,000	1,549	1,599
Additions to notes receivable	—	(2,267)	(913)
Additions to property and equipment, net	(6,885)	(7,373)	(10,357)
Decreases in notes receivable	1,672	2,462	2,667
Investing cash flows provided by (used in) discontinued operations	647	(832)	(63)

Net cash used in investing activities	(15,044)	(9,093)	(5,326)

Cash flows from financing activities:
Proceeds from bank debt	253,200	288,855	225,950
Proceeds from notes payable	87	—	324
Payment of bank debt	(274,900)	(248,955)	(229,450)
Payment of notes payable and capitalized leases	(845)	(428)	(1,062)
Payment for acquisition of treasury stock	(16,667)	(50,419)	(33,578)
Proceeds from exercise of stock options	4,173	1,350	927

Net cash used in financing activities	(34,952)	(9,597)	(36,889)

Net increase (decrease) in cash and cash equivalents	3,618	1,500	(2,560)
Cash and cash equivalents at beginning of year	5,291	3,791	6,351

Cash and cash equivalents at end of year	$8,909	$5,291	$3,791

See the accompanying notes to the consolidated financial statements.

CBIZ, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
1. Organization and Summary of Significant Accounting Policies
Organization
CBIZ, Inc. is a diversified services company which, acting through its subsidiaries, provides professional business services primarily to small and medium-sized businesses, as well as individuals, governmental entities, and not-for-profit enterprises throughout the United States and Toronto, Canada. During the first quarter of 2006, CBIZ realigned its operations into four client-centric practice groups: Financial Services, Employee Services, Medical Management Professionals and National Practices. A further description of changes made during the first quarter of 2006, as well as products and services offered by each of the practice groups, is provided in Note 20.
Principles of Consolidation
The accompanying consolidated financial statements reflect the operations of CBIZ, Inc. and all of its wholly-owned subsidiaries (CBIZ). All intercompany accounts and transactions have been eliminated in consolidation. The accompanying consolidated financial statements do not reflect the operations or accounts of variable interest entities as the impact is not material to the financial condition, results of operations or cash flows of CBIZ. See further discussion under “Variable Interest Entities” below.
Use of Estimates
The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenue and expenses. Management’s estimates and assumptions include, but are not limited to, estimates of collectibility of accounts receivable and unbilled revenue, the realizability of goodwill and other intangible assets, accrued liabilities (such as incentive compensation), income taxes and other factors. Management’s estimates and assumptions are derived from and are continually evaluated based upon available information, judgment and experience. Actual results could differ from those estimates.
Reclassifications
Certain amounts in the 2005, 2004 and 2003 consolidated financial statements have been reclassified to conform to the current year presentation. Reclassifications include, but may not be limited to: interest income earned by our payroll unit previously reported as “other income” which is now reported as revenue; certain expenses reimbursable to CBIZ by its clients previously netted against revenue which are now reported as operating expenses; legal settlements previously reported as other income (expense), net, which are now reported as corporate general and administrative expense; discontinued operations; and certain other expenses that were reclassified between operating and corporate general and administrative expenses.
In 2005, CBIZ has separately disclosed the operating and investing portions of the cash flows attributable to its discontinued operations, which in prior periods were combined and reported as a single amount. Prior periods have been revised to conform to the current year presentation. There were no financing activities attributable to the operations of discontinued operations in 2005, 2004 or 2003.
Cash and Cash Equivalents
Cash and cash equivalents include cash on hand and short-term highly liquid investments with an original maturity of three months or less at the date of purchase.

CBIZ, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Restricted Cash
Restricted cash represents fees earned by CBIZ in relation to its capital and investment advisory services, as those funds are restricted in accordance with applicable NASD regulations. Restricted cash also represents funds on deposit from clients in connection with the pass through of insurance premiums to the carrier; the related liability for these funds is recorded in other current liabilities in the consolidated balance sheets.
Funds Held for Clients and Client Fund Obligations
Payroll services provided by CBIZ include the preparation of payroll checks, federal, state, and local payroll tax returns, and flexible spending account administration. In relation to these services, CBIZ collects funds from its clients’ accounts in advance of paying these client obligations. Funds that are collected before they are due are segregated and reported separately as “funds held for clients” in the consolidated balance sheets, and may include cash, cash equivalents and short-term investments. Other than certain federal and state regulations pertaining to flexible spending account administration, there are no regulatory or other contractual restrictions placed on these funds. Funds held for clients and the related client fund obligations are included in the consolidated balance sheets as current assets and current liabilities, respectively. The amounts of collected but not yet remitted funds may vary significantly during the year.
One of the business units classified as a discontinued operation collects funds from clients’ accounts in advance of paying the related client obligations. These funds and related liabilities are reported as “assets of discontinued operations” and “liabilities of discontinued operations,” respectively, in the accompanying consolidated balance sheets. The amount of funds held for clients by our discontinued operations is disclosed in Note 18.
Assets of Deferred Compensation Plan
Assets of the deferred compensation plan represent marketable investments that consist primarily of mutual funds, money market funds and equity securities. CBIZ classifies these marketable securities as “trading” securities under Statement of Financial Accounting Standard (SFAS) No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” In accordance with the provisions of this statement, the investment balance is stated at fair market value based on quoted market prices, and realized and unrealized gains and losses are reflected in earnings. The assets held in the deferred compensation plan reflect amounts due to employees, but are available for general creditors of CBIZ in the event CBIZ becomes insolvent. As such, CBIZ has recorded the investment as a non-current asset titled “assets of deferred compensation plan” and has established a corresponding other long-term liability entitled “deferred compensation plan obligations” in the consolidated balance sheets.
Derivative Instruments and Hedging Activities
CBIZ records derivative instruments in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as subsequently amended by SFAS 137, SFAS 138 and SFAS 149. Derivatives are recognized as either assets or liabilities in the consolidated balance sheets and are measured at fair value. The treatment of gains and losses resulting from changes in the fair values of derivative instruments is dependent on the use of the respective derivative instruments and whether they qualify for hedge accounting.
CBIZ did not utilize derivative instruments in 2005 or 2004. In 2003, CBIZ terminated an interest rate swap that was originated in 2001. The interest rate swap agreement qualified as a cash flow hedge, which was used to manage the interest rate mix of its credit facility and related overall cost of borrowing. For the year ended December 31, 2002, the change in fair value relating to

CBIZ, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CBIZ’s hedging activity resulted in a loss of approximately $0.3 million, which is recorded in stockholders’ equity under accumulated other comprehensive loss.
Fair Value of Financial Instruments
The carrying amounts of CBIZ’s cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of the short maturity of these instruments. The carrying value of bank debt approximates fair value, as the interest rate on the bank debt is variable and approximates current market rates.
Accounts Receivable and Allowance for Doubtful Accounts
CBIZ carries accounts receivable at their face amount less allowances for doubtful accounts, and carries unbilled revenues at net realizable value. Assessing the collectibility of receivables (billed and unbilled) requires management judgment. When evaluating the adequacy of the allowance for doubtful accounts and the overall collectibility of receivables, CBIZ analyzes historical bad debts, client credit-worthiness, the age of accounts receivable and current economic trends and conditions.
Concentrations of Credit Risk
Financial instruments that may subject CBIZ to concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. CBIZ places its cash and cash equivalents with highly-rated financial institutions, limiting the amount of credit exposure with any one financial institution. In addition, CBIZ conducts on-going evaluation of credit-worthiness of the financial institutions with which it does business. CBIZ’s client base consists of large numbers of geographically diverse customers dispersed throughout the United States; thus, concentration of credit risk with respect to accounts receivable is not considered significant.
Goodwill and Other Intangible Assets
CBIZ utilizes the purchase method of accounting for all business combinations in accordance with SFAS No. 141, “Business Combinations.” Identifiable intangible assets include finite-lived purchased intangible assets, which primarily consist of client lists and non-compete agreements. These assets are amortized using the straight-line method over their expected periods of benefit, generally two to ten years.
In accordance with the provisions of SFAS 142, “Goodwill and Other Intangible Assets,” goodwill is not amortized. Goodwill is tested for impairment annually during the fourth quarter of each year, and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. To conduct a goodwill impairment test, the fair value of the reporting unit is compared to its carrying value. If the reporting unit’s carrying value exceeds its fair value, CBIZ records an impairment loss to the extent that the carrying value of goodwill exceeds its implied fair value. Fair values for reporting units are estimated using discounted cash flow valuation models.
Long-Lived Assets
Long-lived assets primarily include property and equipment and identifiable intangible assets with finite lives. In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, these assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets or groups of assets may not be recoverable. Recoverability of long-lived assets or groups of assets is assessed based on a comparison of the undiscounted cash flows to the recorded value of the asset. If an impairment is indicated, the asset is written down to its estimated fair value based on a discounted cash flow

CBIZ, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
analysis. Determining the fair value of long-lived assets includes significant judgment by management, and different judgments could yield different results.
Property and Equipment
Property and equipment is recorded at cost less accumulated depreciation and amortization. Depreciation and amortization are provided on the straight-line basis over the following estimated useful lives:

Buildings	25 years
Furniture and fixtures	5 to 10 years
Capitalized software	2 to 7 years
Equipment	3 to 7 years
Leasehold improvements are amortized over the shorter of their estimated useful lives or the remaining term of the respective lease.
Capitalized Software
The cost of software purchased or developed for internal use is capitalized in accordance with Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” The costs are amortized to expense using the straight line method over an estimated useful life not to exceed seven years. Capitalized software is classified as property and equipment in the consolidated balance sheets.
Income Taxes
Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due and deferred taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. State income tax credits are accounted for by the flow-through method.
A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. CBIZ determines a valuation allowance based on the analysis of amounts available in the statutory carryback or carryforward periods, consideration of future deductible amounts, and assessment of the consolidated and/or separate company profitability.
Revenue Recognition and Valuation of Unbilled Revenues
Revenue is recognized only when all of the following are present: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, our fee to the client is fixed or determinable, and collectibility is reasonably assured. These criteria are in accordance with generally accepted accounting principles (GAAP) and SEC Staff Accounting Bulletin No. 104 (SAB 104). CBIZ offers a vast array of products and business services to its clients. Those services are delivered through four practice groups. A description of revenue recognition, as it relates to those groups, is provided below.
Financial Services — Revenue consists primarily of fees for accounting services, preparation of tax returns, consulting services including Sarbanes-Oxley consulting and compliance projects, and valuation services including fairness opinions, business plans, litigation support, purchase price allocations and derivative valuations. Revenues are recorded in the period in which services are provided and meet revenue recognition criteria in accordance with SAB 104. CBIZ bills clients based upon a predetermined agreed-upon fixed fee or based on actual hours incurred on client

CBIZ, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
projects at expected net realizable rates per hour, plus agreed-upon out-of-pocket expenses. The cumulative impact on any subsequent revision in the estimated realizable value of unbilled fees for a particular client project is reflected in the period in which the change becomes known.
Through one of its Financial Services units, CBIZ provides flexible benefits administration services to clients, grants access of its proprietary software to third parties, and provides hosting to these parties. Revenue associated with set up and license fees related to our flexible benefits services are deferred and recognized pro rata over the life of the contract.
Employee Services — Revenue consists primarily of brokerage and agency commissions, payroll service fees, interest on client funds, and fee income for administering health and retirement plans. A description of the revenue recognition, based on the service provided, insurance product sold, and billing arrangement, is described below.
•	Commissions relating to brokerage and agency activities whereby CBIZ has primary responsibility for the collection of premiums from insured’s (agency or indirect billing) are recognized as of the latter of the effective date of the insurance policy or the date billed to the customer; commissions to be received directly from insurance companies (direct billing) are recognized when the policy becomes effective; and life insurance commissions are recognized when the policy becomes effective. Commission revenue is reported net of sub-broker commissions, and reserves for estimated policy cancellations and terminations. The cancellation and termination reserve is based upon estimates and assumptions using historical cancellation and termination experience and other current factors to project future experience. CBIZ periodically reviews the adequacy of the reserve and makes adjustments as necessary. The use of different estimates or assumptions could produce different results.

•	Commissions which are based upon certain performance targets are recognized at the earlier of written notification that the target has been achieved, or cash collection.

•	Fee income is recognized in the period in which services are provided, and may be based on actual hours incurred on an hourly fee basis, fixed fee arrangements, or asset-based fees.

•	Payroll— Revenue is recognized when the actual payroll processing occurs.
Medical Management Professionals— Fees for services are primarily based on a percentage of net collections on our clients’ patient accounts receivable. As such, revenue is determinable, earned, and recognized, when payments are received by our clients on their patient accounts.
National Practices— The business units that comprise this practice group offer a variety of services. A description of revenue recognition associated with the primary services is provided below.
•	Technology Consulting — Revenue associated with hardware and software sales is recognized upon delivery and acceptance of the product. Revenue associated with installation is recognized as services are performed, and revenue associated with service agreements is recognized on a straight-line basis over the period of the agreement. Consulting revenue is recognized on an hourly or per diem fee basis as services are performed.

•	Health Care Consulting— CBIZ bills clients based upon a predetermined agreed-upon fixed fee or based on actual hours incurred on client projects at expected net realizable rates per hour, plus agreed-upon out-of-pocket expenses, or as a percentage of savings after contingencies have been resolved and verified by a third party.

CBIZ, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
•	Mergers & Acquisitions and Capital Advisory — Revenue associated with non-refundable retainers is recognized on a pro rata basis over the life of the engagement. Revenue associated with success fee transactions is recognized when the transaction is completed.
Certain of our client arrangements encompass multiple deliverables. CBIZ accounts for these arrangements in accordance with Emerging Issues Task Force No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables” (EITF 00-21). If the deliverables meet the criteria in EITF 00-21, the deliverables are divided into separate units of accounting and revenue is allocated to the deliverables based on their relative fair values. Revenue for each unit is recognized separately in accordance with CBIZ’s revenue recognition policy for each unit. For those arrangements where the deliverables do not qualify as a separate unit of accounting, revenue from all deliverables are treated as one accounting unit and evaluated for appropriate accounting treatment based upon the underlying facts and circumstances.
Operating Expenses
Operating expenses represent costs of service, as well as other costs incurred to operate our business units. These costs are primarily personnel related expenses, occupancy expenses, and consolidation and integration related expenses. Personnel costs include base compensation, commissions, payroll taxes, and benefits, which are recognized as expense as they are incurred, and incentive compensation costs which are estimated and accrued on a monthly basis. The ultimate determination of incentive compensation is made after year-end results are finalized, thus estimates are subject to change. Total personnel costs were $351.9 million, $316.6 million and $303.1 million for the years ended December 31, 2005, 2004, and 2003, respectively.
The largest components of occupancy costs are rent expense and utilities. Rent expense is recognized over respective lease terms (see “operating leases” below), and utilities are recognized as incurred. Total occupancy costs were $35.4 million, $34.1 million and $33.5 million for the years ended December 31, 2005, 2004, and 2003, respectively.
Consolidation and integration charges are accounted for in accordance with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” Accordingly, CBIZ recognizes a liability for non-cancelable lease obligations based upon the net present value of remaining lease payments, net of estimated sublease payments. The liability is determined and recognized as of the cease-use date and adjustments to the liability are made for changes in estimates in the period in which a change becomes known.
Operating Leases
CBIZ leases certain of its office facilities and equipment under various operating leases. Rent expense under such leases is recognized in accordance with SFAS 13, “Accounting for Leases”. SFAS 13 requires lessees to record rent expense evenly throughout the term of the lease obligation when the lease commitment is a known amount, but allows for rent expense to be recorded on a cash basis when future rent payments under the obligation are unknown because the rent escalations are tied to factors that are not currently measurable (such as increases in the consumer price index). Differences between rent expense recognized and the cash payments required under operating lease obligations, are recorded in the consolidated balance sheets as other current or non-current liabilities as appropriate.
CBIZ may receive incentives to lease office facilities in certain areas. In accordance with SFAS 13, such incentives are recorded as a deferred credit and recognized as a reduction to rent expense on a straight-line basis over the lease term. Leasehold improvements made at the inception of or during the lease are amortized over the shorter of the asset life or the lease term.

CBIZ, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Variable Interest Entities
Effective January 1, 2004, CBIZ adopted FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (FIN 46), as amended. In accordance with the provisions of the aforementioned standard, CBIZ has determined that its relationship with certain Certified Public Accounting (CPA) firms with whom we maintain administrative service agreements (ASAs) qualify as variable interest entities. The accompanying financial statements do not reflect the consolidation of the variable interest entities, as the impact is not material to the financial condition, results of operations or cash flows of CBIZ.
The CPA firms with which CBIZ maintains administrative service agreements operate as limited liability companies, limited liability partnerships or professional corporations. The firms are separate legal entities with separate governing bodies and officers. CBIZ has no ownership interest in any of these CPA firms, and neither the existence of the ASAs nor the providing of services thereunder is intended to constitute control of the CPA firms by CBIZ. CBIZ and the CPA firms maintain their own respective liability and risk of loss in connection with performance of each of its respective services, and CBIZ does not believe that its arrangements with these CPA firms result in additional risk of loss.
Fees earned by CBIZ under the ASAs are recorded as revenue (at net realizable value) in the consolidated statements of operations. In the event that accounts receivable and unbilled work in process become uncollectible by the CPA firms, the service fee due to CBIZ is reduced on a pro-rata basis. Although the administrative service agreements do not constitute control, CBIZ is one of the beneficiaries of the agreements and may bear certain economic risks.
Earnings per Share
Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing net income by weighted average diluted shares. Weighted average diluted shares are determined using the weighted average number of common shares outstanding during the period plus the dilutive effect of potential future issues of common stock relating to CBIZ’s stock award programs and other potentially dilutive securities. In calculating diluted earnings per share, the dilutive effect of stock awards are computed using the average market price for the period in accordance with the treasury stock method.
Stock Based Awards
CBIZ accounts for its employee stock options in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.” Accordingly, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. CBIZ provides pro forma net income and pro forma earnings per share disclosures for employee stock option grants as if the fair-value-based method had been applied in accordance with Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation.” Had the cost of stock option plans been determined based on the fair value of options at the grant date, CBIZ’s net income and earnings per share pro forma amounts would be as follows (in thousands, except per share data):

CBIZ, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	As Reported		Pro Forma (1)
	Basic	Diluted	Basic	Diluted
2005
Net income	$18,673	$18,673	$17,573	$17,573

Net income per share	$0.25	$0.24	$0.24	$0.23

2004
Net income	$16,051	$16,051	$14,629	$14,629

Net income per share	$0.20	$0.20	$0.18	$0.18

2003
Net income	$15,316	$15,316	$14,792	$14,792

Net income per share	$0.17	$0.17	$0.16	$0.16

(1)	A tax rate of 40.0% was applied to the fair value of options in determining pro forma net income for each of the years ended December 31, 2005, 2004 and 2003.
The above results may not be representative of the effects on net income for future years. CBIZ applied the Black-Scholes option-pricing model to determine the fair value of each option granted during the years ended December 31, 2005, 2004 and 2003, using the following weighted-average assumptions:

	2005	2004	2003
Weighted average grant-date fair value of options granted	$1.65	$1.42	$0.95
Risk-free interest rate	3.90%	3.89%	2.36%
Expected volatility	49.71%	36.57%	35.54%
Expected option life (in years)	5.00	5.00	5.00
Dividend yield	0.0%	0.0%	0.0%
Restricted stock awards are independent of option grants, and are granted at no cost to the recipients. The market value of shares awarded is recorded as unearned compensation, and is expensed ratably over the period which restrictions lapse.
Guarantees
CBIZ recognizes a liability for the fair value of obligations undertaken in issuing guarantees, in accordance with the Financial Accounting Standards Board issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”, as amended (FIN 45). The liability is recognized at the inception of such guarantees, and is recorded as other current liabilities in the consolidated balance sheets.

CBIZ, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
2. Accounts Receivable, Net
Accounts receivable balances at December 31, 2005 and 2004 were as follows (in thousands):

	2005	2004
Trade accounts receivable	$83,122	$80,328
Unbilled revenue	19,264	21,063
Other accounts receivable	1,717	2,611

Total accounts receivable	104,103	104,002
Allowance for doubtful accounts	(5,713)	(5,847)

Accounts receivable, net	$98,390	$98,155

3. Notes Receivable
Notes receivable balances at December 31, 2005 and 2004 were as follows (in thousands):

	2005	2004
Current
Notes in lieu of cash as consideration for the sale of operations	$5,378	$1,125
Other	664	252

Total notes receivable — current	6,042	1,377
Non-Current
Notes in lieu of cash as consideration for the sale of operations	1,215	2,169
Other	2,360	2,557

Total notes receivable — non-current	3,575	4,726

Notes receivable	$9,617	$6,103

4. Property and Equipment, Net
Property and equipment, net at December 31, 2005 and 2004 consisted of the following (in thousands):

	2005	2004
Buildings and leasehold improvements	$12,783	$12,445
Furniture and fixtures	17,951	16,064
Capitalized software	41,872	39,682
Equipment	28,376	28,811

Total property and equipment	100,982	97,002
Accumulated depreciation and amortization	(67,579)	(61,069)

Property and equipment, net	$33,403	$35,933

Depreciation and amortization expense was approximately $11.2 million, $12.1 million, and $13.1 million during the years ended December 31, 2005, 2004 and 2003, respectively, of which $6.3 million, $5.6 million and $5.5 million represented the amortization of capitalized software.

CBIZ, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
5. Goodwill and Other Intangible Assets, Net
The components of goodwill and other intangible assets, net at December 31, 2005 and 2004 were as follows (in thousands):

	2005	2004
Goodwill	$168,040	$158,945
Intangibles:
Client lists	23,498	18,033
Other intangibles	1,493	972

Total intangibles	24,991	19,005

Total goodwill and other intangibles assets	193,031	177,950
Less accumulated amortization	(8,358)	(6,168)

Goodwill and other intangible assets, net	$184,673	$171,782

Client lists are amortized over periods not exceeding ten years. Other intangibles, which consist primarily of non-compete agreements, are amortized over periods ranging from two to ten years. Amortization expense (excluding impairment charges as described below) of client lists and other intangible assets was approximately $2.6 million, $1.8 million and $1.5 million during the years ended December 31, 2005, 2004 and 2003, respectively. Amortization expense for client lists and other intangible assets for each of the next five years is estimated to be (in thousands):

Year ended December 31,
2006	$2,541

2007	$2,444

2008	$2,205

2009	$2,101

2010	$1,859

This estimate excludes the impact of events that may occur subsequent to December 31, 2005, including acquisitions, divestitures and additional purchase price that may be earned in connection with acquisitions that occurred prior to December 31, 2005.
In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, CBIZ recorded non-cash pre-tax impairment charges of $0.2 million and $0.3 million during the years ended December 31, 2004 and 2003, respectively. The impairment charges are reported as depreciation and amortization expense in the accompanying consolidated statements of operations and relate to client lists from our Financial Services, and Employee Services practice groups that were purchased in 2000 and 1999, respectively. There were no impairment charges recorded during the year ended December 31, 2005.

CBIZ, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Changes in the carrying amount of goodwill by reportable segment for the years ended December 31, 2005 and 2004 were as follows (in thousands):

			Medical
	Financial	Employee	Management	National	Total
	Services	Services	Professionals	Practices	Goodwill
December 31, 2003	$94,862	$44,879	$17,212	$—	$156,953
Additions	772	628	—	1,219	2,619
Divestitures	(627)	—	—	—	(627)

December 31, 2004	95,007	45,507	17,212	1,219	158,945
Additions	4,975	3,643	—	477	9,095
Divestitures	—	—	—	—	—

December 31, 2005	$99,982	$49,150	$17,212	$1,696	$168,040

6. Income Taxes
Income tax expense (benefit) included in the consolidated statements of operations for the years ended December 31, 2005, 2004, and 2003 was as follows (in thousands):

	2005	2004	2003
Continuing operations:
Current:
Federal	$16,370	$9,816	$8,100
Foreign	(58)	—	—
State and local	640	1,744	1,921

Total current income tax expense from continuing operations	16,952	11,560	10,021
Deferred:
Federal	(1,755)	(2,867)	1,893
Foreign	—	32	102
State and local	(672)	(780)	(202)

Total deferred income tax expense from continuing operations	(2,427)	(3,615)	1,793

Total income tax expense continuing operations	14,525	7,945	11,814
Operations of discontinued operations	(3,749)	(2,673)	(227)
Gain on sale of discontinued operations	2,085	266	731

Total income tax expense	$12,861	$5,538	$12,318

The provision for income taxes attributable to earnings from continuing operations differed from the amount obtained by applying the federal statutory income tax rate to income from continuing operations before income taxes, as follows (in thousands, except percentages):

	2005	2004	2003
Tax at statutory rate	$12,612	$10,194	$9,435
State taxes (net of federal benefit)	1,400	1,438	1,712
Tax credit carryforwards	(293)	(280)	(3,882)
Change in valuation allowance	(250)	(276)	4,555
Settlement of IRS examination 1998-2000	—	(3,550)	640
Non-deductible goodwill related to divested businesses	—	133	(361)
Business meals and entertainment – non-deductible	539	660	594
Other, net	517	(374)	(879)

Provision for income taxes from continuing operations	$14,525	$7,945	$11,814

Effective income tax rate	40.3%	27.3%	43.8%

CBIZ, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
The net change in the valuation allowance for the year ended December 31, 2005 was primarily due to changes in the valuation allowances for state tax credit carryforwards, capital losses realized in excess of capital gains, and NOL carryforwards. The net change in the valuation allowance for the year ended December 31, 2004 was primarily due to changes in the valuation of NOL carryforwards. The net change in the valuation allowance for the year ended December 31, 2003 was due to increases in valuation allowances for NOL carryforwards, state tax credit carryforwards, and asset impairment charges, offset by a decrease in the valuation allowance for state deferred taxes related to an impairment of tax deductible goodwill.
The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities from continuing operations at December 31, 2005 and 2004, were as follows (in thousands):

	2005	2004
Deferred Tax Assets:
Net operating loss carryforwards	$5,717	$6,164
Allowance for doubtful accounts	1,525	2,307
Employee benefits and compensation	5,625	3,452
Cumulative change in accounting principle (SAB 101)	2,588	2,810
Lease costs	2,356	1,139
Goodwill and other intangibles	257	413
State tax credit carryforwards	3,848	3,782
Excess capital losses over capital gains	1,952	1,426
Other deferred tax assets	473	515

Total gross deferred tax assets	24,341	22,008
Less: valuation allowance	(8,033)	(8,283)

Net deferred tax assets	16,308	13,725

Deferred Tax Liabilities:
Property and equipment depreciation	1,829	3,388
Other deferred tax liabilities	2,039	(665)

Total gross deferred tax liabilities	3,868	2,723

Net deferred tax asset	$12,440	$11,002

During the fourth quarter of 2004, the Internal Revenue Service (IRS) made a final determination relative to its examination of CBIZ’s federal income tax returns for the years ended December 31, 1998, 1999, and 2000. The IRS agreed with CBIZ’s favorable tax position, which resulted in an income tax refund of $4.0 million for the years under examination. At December 31, 2004, this amount was recorded as income taxes recoverable in the accompanying consolidated balance sheet. CBIZ also recorded a deferred tax liability of $1.3 million, and reversed an accrual for income taxes payable of $0.8 million related to the audit results. These items resulted in a net tax benefit of $3.5 million during the year ended December 31, 2004. The tax refund was received in February 2005.

CBIZ, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Net operating loss (NOL) carryforwards for continuing operations at December 31, 2005 and 2004 were as follows (in thousands):

	NOL Carryforwards		Deferred Tax Benefit		Expiration
	2005	2004	2005	2004	Dates
U.S. NOLs	$1,538	$1,940	$538	$679	2008
Canadian NOLs	$4,361	$4,315	1,744	1,726	2006
State NOLs	$73,291	$70,404	3,435	3,762	Various

Total NOLs			5,717	6,167
NOL valuation allowances			(4,805)	(4,436)

Net NOLs			$912	$1,731

The availability of NOL’s is reported as deferred tax assets, net of applicable valuation allowances, in the accompanying consolidated balance sheets. CBIZ established valuation allowances for portions of the U.S., Canadian and state NOL carryforwards, state income tax credit carryforwards, and for capital losses realized in excess of capital gains.
7. Bank Debt
Bank debt balances for the years ended December 31, 2005 and 2004 were as follows (in thousands, except percentages):

	2005	2004
Revolving credit facility	$32,200	$53,900

Weighted average rates	5.39%	3.54%

Range of effective rates	3.94% -7.25%	2.98% - 5.25%

During 2005, CBIZ maintained a $100.0 million credit facility with Bank of America as agent bank for a group of five participating banks. The credit facility had an option to increase the commitment to $125.0 million and was secured by substantially all assets of CBIZ, as well as the capital stock of its subsidiaries. The credit facility included a letter of credit sub-facility, allowing CBIZ to issue letters of credit up to $20.0 million. See Note 9 for further discussion regarding letters of credit. Management believes that the carrying amount of bank debt approximates its fair value, and CBIZ had approximately $54.1 million of available funds under the facility at December 31, 2005.
The credit facility provides CBIZ operating flexibility and funding to support seasonal working capital needs and other strategic initiatives such as acquisitions and share repurchases. Under the facility, loans are charged an interest rate consisting of a base rate or Eurodollar rate plus an applicable margin. Additionally, a commitment fee of 30 to 45 basis points is charged on the unused portion of the facility.
The facility is subject to certain financial covenants that may limit CBIZ’s ability to borrow up to the total commitment amount. Covenants require CBIZ to meet certain requirements with respect to (i) minimum net worth; (ii) maximum leverage ratio; and (iii) a minimum fixed charge coverage ratio. Limitations are also placed on CBIZ’s ability to acquire businesses, repurchase CBIZ common stock and to divest operations.
The bank agreement also places restrictions on CBIZ’s ability to create liens or other encumbrances, to make certain payments, investments, loans and guarantees and to sell or otherwise dispose of a substantial portion of assets, or to merge or consolidate with an unaffiliated entity. According to the terms of the agreement, CBIZ is not permitted to declare or

CBIZ, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
make any dividend payments, other than dividend payments made by one of its wholly owned subsidiaries to the parent company. The agreement contains a provision that, in the event of a defined change in control, the agreement may be terminated.
Effective February 13, 2006, CBIZ entered into a new $100 million unsecured credit facility, which replaced the previous facility. The new facility has an option to increase the commitment to $150 million, is maintained by Bank of America, N.A. as agent bank for a group of five participating banks, and has a five year term expiring February 2011. Interest and commitment fees for the new facility are determined in a manner consistent with the previous facility, although the applicable margin and commitment fee percentages have been reduced. In addition, the maximum leverage ratio has been increased, and limitations on share repurchases and acquisitions have been removed provided that the leverage ratio (total debt compared to EBITDA as defined by the facility) is less than 2.0.
8. Lease Commitments
Operating Leases
CBIZ leases certain of its office facilities and equipment under various operating leases. Future minimum cash commitments under operating leases as of December 31, 2005 were as follows (in thousands):

	Gross		Net Operating
Years Ended	Operating Lease		Lease
December 31,	Commitments (1)	Subleases(1),(2)	Commitments(1)
2006	$37,003	$1,730	$35,273
2007	31,041	1,611	29,430
2008	27,215	1,294	25,921
2009	22,360	948	21,412
2010	19,584	652	18,932
Thereafter	66,475	370	66,105

Total	$203,678	$6,605	$197,073

(1)	Includes lease commitments accrued in the consolidation and integration reserve as of December 31, 2005.

(2)	A substantial portion of the sub-leases relate to restructuring lease obligations and are reflected in consolidation and integration charges as further described in Notes 1 and 10.
Rent expense for continuing operations (excluding consolidation and integration charges) incurred under operating leases was $32.0 million, $30.8 million, and $29.2 million for the years ended December 31, 2005, 2004 and 2003, respectively. Rent expense does not necessarily reflect cash payments, as further described under “Operating Leases” in Note 1.
Capital Leases
CBIZ leases furniture and fixtures for certain office facilities under various capital lease agreements. Property acquired under capital lease agreements and recorded as property and equipment, net in the consolidated balance sheets at December 31, 2005 and 2004 was as follows (in thousands):

CBIZ, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2005	2004
Furniture and fixtures	$2,715	$2,031
Accumulated depreciation	(588)	(321)

Furniture and fixtures, net	$2,127	$1,710

Depreciation of equipment acquired under capital lease agreements is recorded as depreciation and amortization expense in the consolidated statements of operations.
At December 31, 2005 and 2004, current capital lease obligations totaled $0.6 million and $0.4 million and non-current capital lease obligations totaled $1.0 million and $1.2 million, respectively. These obligations are recorded as other current and other non-current liabilities in the accompanying consolidated balance sheets, as appropriate. Future minimum lease payments under capital leases and the present value of such payments at December 31, 2005 were as follows (in thousands):

Years ended December 31,
2006	$706
2007	577
2008	467
2009	91
2010	—
Thereafter	—

Total minimum lease payments	1,841
Less imputed interest	(192)

Present value of minimum lease payments	$1,649

9. Commitments and Contingencies
Acquisitions
The purchase price that CBIZ pays for businesses and client lists generally consist of two components: an up-front non-contingent portion, and a portion which is contingent upon the acquired businesses or client lists actual future performance. Non-contingent purchase price is recorded at the date of acquisition and contingent purchase price is recorded as it is earned. Acquisitions are further disclosed in Note 17.
Indemnifications
CBIZ has various agreements in which we may be obligated to indemnify the other party with respect to certain matters. Generally, these indemnification clauses are included in contracts arising in the normal course of business under which we customarily agree to hold the other party harmless against losses arising from a breach of representations, warranties, covenants or agreements, related to matters such as title to assets sold and certain tax matters. Payment by CBIZ under such indemnification clauses are generally conditioned upon the other party making a claim. Such claims are typically subject to challenge by CBIZ and to dispute resolution procedures specified in the particular contract. Further, CBIZ’s obligations under these agreements may be limited in terms of time and/or amount and, in some instances, CBIZ may have recourse against third parties for certain payments made by CBIZ. It is not possible to predict the maximum potential amount of future payments under these indemnification agreements due to the conditional nature of CBIZ’s obligations and the unique facts of each particular agreement. Historically, CBIZ has not made any payments under these agreements that have been material individually or in the aggregate. As of December 31, 2005, CBIZ was not aware of any obligations arising under indemnification agreements that would require material payments.

CBIZ, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Employment Agreements
CBIZ maintains severance and employment agreements with certain of its executive officers, whereby such officers may be entitled to payment in the event of termination of their employment. CBIZ also has arrangements with certain non-executive employees which may include severance and other employment provisions. CBIZ accrues for amounts payable under these contracts and arrangements as triggering events occur and obligations become known. During the years ended December 31, 2005, 2004 and 2003, payments regarding such contracts and arrangements have not been material.
Letters of Credit and Guarantees
CBIZ provides letters of credit to landlords (lessors) of its leased premises in lieu of cash security deposits, which totaled $2.0 million and $2.9 million at December 31, 2005 and 2004, respectively. In addition, CBIZ provides bonds to various state agencies to meet certain licensing requirements. The amount of bonds outstanding at December 31, 2005 and 2004 was $1.2 million and $1.6 million, respectively.
CBIZ acted as guarantor on various letters of credit for a CPA firm with which it has an affiliation, which totaled $2.4 million and $1.3 million at December 31, 2005 and 2004, respectively. In accordance with FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”, as amended, CBIZ has recognized a liability for the fair value of the obligations undertaken in issuing these guarantees, which is recorded as other current liabilities in the accompanying consolidated balance sheets. Management does not expect any material changes to result from these instruments as performance under the guarantees is not expected to be required.
Legal Proceedings
CBIZ is from time to time subject to claims and suits arising in the ordinary course of business. Although the ultimate disposition of such proceedings is not presently determinable, management does not believe that the ultimate resolution of these matters will have a material adverse effect on the financial condition, results of operations or cash flows of CBIZ.
10. Consolidation and Integration Reserve
Consolidation and integration charges are comprised of expenses associated with CBIZ’s on-going efforts to consolidate operations and locations in fragmented markets to promote and strengthen cross-serving between various practice groups. These expenses result from individual actions in several markets and are not part of one company-wide program.
Consolidation and integration charges include costs for moving facilities, non-cancelable lease obligations, adjustments to lease accruals based on changes in sublease assumptions, severance obligations, and other related expenses. Significant consolidation and integration initiatives during 2005 included the consolidation of offices in the Denver market and the continuation of consolidation activities in the Chicago market, resulting in $0.5 million and $1.3 million in consolidation and integration charges during the twelve months ended December 31, 2005, respectively. During 2004, CBIZ incurred consolidation and integration charges of approximately $1.0 million related to real estate leasing costs in the Chicago market. Other consolidation and integration initiatives during 2004 were individually insignificant. During 2003, CBIZ initiated the consolidation of offices in Orange County, California, and Cleveland, Ohio, which resulted in $0.5 million of costs for non-cancelable lease obligations and moving expenses. In addition, CBIZ continued the consolidation in the Kansas City market, which was initiated in 2002.

CBIZ, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Consolidation and integration reserve balances at December 31, 2005, 2004 and 2003, and activity during the years ended December 31, 2005 and 2004 were as follows (in thousands):

Consolidation
and
Integration
Reserve
Reserve balance at December 31, 2003	$4,857
Adjustments against income(1)	2,502
Payments(2)	(3,949)

Reserve balance at December 31, 2004	3,410
Adjustments against income (1)	3,598
Payments (2)	(3,905)

Reserve balance at December 31, 2005	$3,103

(1)	Adjustments against income are included in operating expenses in the accompanying consolidated statements of operations.

(2)	Payments are net of sub-lease payments received.
Consolidation and integration charges incurred during the years ended December 31, 2005, 2004 and 2003, and recorded as operating expenses in the accompanying consolidated statements of operations were as follows (in thousands):

	2005	2004	2003
Severance expense	$93	$—	$293
Lease consolidation and abandonment	3,598	2,502	1,086
Other consolidation charges	—	248	506

Total consolidation and integration charges	$3,691	$2,750	$1,885

11. Employee Benefits
Employee Savings Plan
CBIZ sponsors a qualified 401(k) defined contribution plan that covers substantially all of its employees. Participating employees may elect to contribute, on a tax-deferred basis, up to 80% of their pre-tax annual compensation (subject to a maximum permissible contribution under Section 401(k) of the Internal Revenue Code). Matching contributions by CBIZ are 50% of the first 6% of base compensation that the participant contributes, and additional amounts may be contributed at the discretion of the Board of Directors. Participants may elect to invest their contributions in various funds, including: stock; fixed income; stable value; and balanced – lifecycle funds. Employer contributions (net of forfeitures) made to the plan during the years ended December 31, 2005, 2004 and 2003, were approximately $5.0 million, $5.2 million, and $5.1 million, respectively.
Deferred Compensation Plan
CBIZ implemented a deferred compensation plan during the first quarter of 2004, under which certain members of management and other highly compensated employees may elect to defer receipt of a portion of their annual compensation, subject to maximum and minimum percentage limitations. The amount of compensation deferred under the plan is credited to each participant’s deferral account and a deferred compensation plan obligation is established by CBIZ. An amount equaling each participant’s compensation deferral is transferred into a rabbi trust and invested in various debt and equity securities as directed by the participants. The assets of the rabbi trust are

CBIZ, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
held by CBIZ and recorded as assets of deferred compensation plan in the accompanying consolidated balance sheets.
Assets of the deferred compensation plan consist primarily of investments in mutual funds, money market funds and equity securities. The values of these investments are based on published market quotes at the end of the period. Adjustments to the fair value of these investments are recorded as other income (expense), offset by adjustments to compensation expense in the consolidated statements of operations, and were approximately $0.6 million and $0.4 million for the years ended December 31, 2005 and 2004, respectively. These investments are specifically designated as available to CBIZ solely for the purpose of paying benefits under the deferred compensation plan. However, in the event that CBIZ became insolvent, the investments would be available to all unsecured general creditors.
The deferred compensation plan obligation represents amounts due to participants of the plan, and consist of accumulated participant deferrals and earnings thereon since the inception of the plan, net of withdrawals. This liability is an unsecured general obligation of CBIZ, and is recorded as deferred compensation plan obligations in the accompanying consolidated balance sheets.
12. Common Stock
CBIZ’s authorized common stock consists of 250 million shares of common stock, par value $0.01 per share (Common Stock). The holders of CBIZ’s Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. There are no cumulative voting rights with respect to the election of directors. Accordingly, the holder or holders of a majority of the outstanding shares of Common Stock will be able to elect the directors of CBIZ then standing for election as terms expire. Holders of Common Stock have no preemptive rights and are entitled to such dividends as may be declared by the Board of Directors of CBIZ out of funds legally available therefore. The Common Stock is not entitled to any sinking fund, redemption or conversion provisions. On liquidation, dissolution or winding up of CBIZ, the holders of Common Stock are entitled to share ratably in the net assets of CBIZ remaining after the payment of any and all creditors. The outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable. The transfer agent and registrar for the Common Stock is Computershare Investor Services, LLC.
CBIZ completes registration filings related to its Common Stock to register shares under the Securities Act of 1933. CBIZ has filed an effective registration statement with the SEC to register the sale of up to 15 million shares of common stock that may be offered from time to time in connection with acquisitions.
Treasury Stock
In February 2005, CBIZ’s Board of Directors authorized the share repurchase of up to 5.0 million shares of CBIZ common stock. During the year ended December 31, 2005, CBIZ repurchased approximately 3.8 million shares of its common stock in the open market, at an aggregate purchase price of approximately $16.7 million. The repurchase plan expired December 31, 2005.
In March 2004, CBIZ’s Board of Directors authorized share repurchases of up to 8.5 million shares of CBIZ common stock. A supplement to the plan was approved by the Board of Directors in May 2004, authorizing CBIZ to purchase an additional 2.0 million shares of CBIZ common stock, for a total of 10.5 million shares. In April 2004, CBIZ completed a tender offer that resulted in the purchase of approximately 7.5 million shares of CBIZ common stock at a purchase price of $5.00 per share, or a total cost (including legal and other direct expenses) of approximately $37.8 million. During the year ended December 31, 2004, CBIZ also repurchased approximately 2.9 million shares of its common stock in the open market, at an aggregate purchase price of approximately $12.6 million. The repurchase plan expired December 31, 2004.

CBIZ, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
In June 2003, CBIZ’s Board of Directors authorized a share repurchase of up to 15.0 million shares of CBIZ common stock (not to exceed $52.5 million). In July 2003, CBIZ completed a modified Dutch Auction tender offer which resulted in the purchase of approximately 10.0 million shares of CBIZ common stock at a purchase price of $3.30 per share, or a total cost (including legal and other direct expenses) of approximately $33.2 million. During the year ended December 31, 2003, CBIZ also repurchased 104,000 shares of its common stock in the open market, at an aggregate purchase price of approximately $0.4 million. The repurchase plan expired December 31, 2003.
Repurchased shares are held in treasury, and may be reserved for future use in connection with acquisitions, employee share plans and other general purposes. The repurchase plans allow CBIZ to purchase shares through the open market or through privately negotiated purchases. The repurchase programs do not obligate CBIZ to acquire any specific number of shares and may be suspended at any time. During 2005, repurchases were subject to annual dollar and financial ratio limitations under the credit facility. At December 31, 2005, CBIZ believes it was in compliance with this covenant.
13. Employee Share Plans
Employee Stock Investment Plan
Effective June 1, 2001, CBIZ established the Employee Stock Investment Plan which provides CBIZ employees with a method of purchasing shares of CBIZ’s common stock. Participation in the plan is open to all CBIZ employees whose payroll is processed by the designated CBIZ payroll provider. CBIZ assumes all administrative expenses for the plan, and pays all opening and transaction charges related to the enrollment and purchase of stock, other than fees that participants are required to pay upon the sale of the shares. CBIZ does not provide a discount to employees for the purchase of CBIZ common stock.
Participants may also purchase shares of CBIZ stock by making optional cash investments in accordance with the provisions of the plan. Shares of CBIZ stock purchased by participants in the plan may be treasury or new issue stock, or at CBIZ’s option, CBIZ stock purchased in the open market or negotiated transactions. Treasury or new issue stock is purchased from CBIZ at the market price on the applicable investment date. The price of CBIZ stock purchased in the open market or in negotiated transactions is the weighted average price at which the shares are actually purchased.
Stock Options
CBIZ’s outstanding stock options have been granted pursuant to two plans: The 1996 Employee Stock Option Plan, and the 2002 Stock Incentive Plan. The 2002 Stock Incentive Plan is an amendment and restatement of the 1996 Employee Stock Option Plan. Under the 2002 Stock Incentive Plan, a maximum of 15.0 million stock options, restricted stock or other stock based compensation awards may be awarded, which number shall include those shares that are available for grant under the prior plan. Under the 1996 Employee Stock Option Plan a maximum of 15.0 million shares were available to be awarded.
Stock options awarded under the 1996 Employee Stock Option Plan and The 2002 Stock Incentive Plan, are generally subject to a 20% incremental vesting schedule over a five-year period commencing from the date of grant. The options are awarded at a price not less than fair market value at the time of the award and expire six years from the date of grant. At the discretion of the Compensation Committee of the Board of Directors, options awarded under the plans may vest immediately or in a time period shorter than five years. Under each of the plans, stock options awarded to non-employee directors have generally been granted with immediate vesting. In addition, certain members of executive management have been granted stock options with vesting terms of shorter than five years.

CBIZ, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Stock options may be granted alone or in addition to other awards and may be of two types: incentive stock options and nonqualified stock options. In the event the optionee of an incentive stock option owns, at the time such stock option is awarded or granted, more than ten percent (10%) of the voting power of all classes of stock of CBIZ, the option price shall not be less than 110% of such fair market value.
Total shares available for future grant under the plan were approximately 5.3 million, 5.3 million and 4.4 million at December 31, 2005, 2004 and 2003, respectively.
Stock option activity during the years ended December 31, 2005, 2004 and 2003 was as follows (in thousands, except per share data):

	2005		2004		2003
		Weighted		Weighted		Weighted
		Average		Average		Average
	Number	Exercise	Number	Exercise	Number	Exercise
	of	Price Per	of	Price Per	of	Price Per
	Options	Share	Options	Share	Options	Share
Outstanding at beginning of year	8,523	$3.32	10,155	$4.58	10,952	$4.81
Granted	468	$3.45	473	$4.31	558	$3.12
Exercised	(1,658)	$2.52	(519)	$2.60	(375)	$2.47
Expired or canceled	(530)	$13.36	(1,586)	$11.98	(980)	$7.19

Outstanding at end of year	6,803	$2.72	8,523	$3.32	10,155	$4.58

Exercisable at end of year	4,551	$2.47	5,390	$3.46	5,764	$5.64

The table below provides information about stock options outstanding and exercisable at December 31, 2005 (in thousands, except per share data):

	Options Outstanding			Options Exercisable
		Weighted	Weighted		Weighted
		Average	Average		Average
		Remaining	Exercise		Exercise
	Number of	Contractual	Price Per	Number of	Price Per
Range of Exercise Price	Options	Life (Years)	Share	Options	Share
$5.01 - $8.44	36	0.0	$8.44	36	$8.44
$3.00 - $5.00	3,698	2.4	$3.56	2,007	$3.50
$1.13 - $2.99	3,069	1.4	$1.63	2,508	$1.55

Total	6,803	1.9	$2.72	4,551	$2.47

Restricted Stock Awards
Under the 2002 Stock Incentive Plan (described above), certain employees and non-employee directors were granted restricted stock awards. Restricted stock awards are independent of option grants, and are granted at no cost to the recipients. The awards are subject to forfeiture if employment terminates prior to the release of restrictions, generally one to five years from the date of grant. Recipients of restricted stock awards are entitled to the same dividend and voting rights as holders of other CBIZ common stock and the awards are considered to be issued and outstanding from the date of grant. However, shares granted under the plan cannot be sold, pledged, transferred or assigned during the vesting period.

CBIZ, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Restricted stock award activity during the years ended December 31, 2005 and 2004 was as follows (in thousands, except per share data):

	2005		2004
		Weighted		Weighted
	Number	Average	Number	Average
	of	Price Per	of	Price Per
	Shares	Share(1)	Shares	Share (1)
Outstanding at beginning of year	119	$4.35	—	—
Granted	128	$3.56	119	$4.35
Vested and released from restrictions	(11)	$4.58	—	—
Forfeited	—	—	—	—

Outstanding at end of year	236	$3.91	119	$4.35

(1)	Represents weighted average market value of the shares; awards are granted at no cost to the recipients.
The market value of shares awarded during 2005 and 2004 was $0.5 million and $0.5 million, respectively. This market value was recorded as unearned compensation and is being expensed ratably over the periods which the restrictions lapse. Compensation expense recognized for restricted stock awards amounted to $0.2 million and $0.1 million during the years ended December 31, 2005 and 2004, respectively. Awards outstanding at December 31, 2005 will be released from restrictions at dates ranging from February 2006 through April 2010.
14. Earnings Per Share
The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share data):

	Year Ended December 31,
	2005	2004	2003
Numerator:
Net income	$18,673	$16,051	$15,316

Denominator:
Basic
Weighted average common shares	74,448	79,217	90,400

Diluted
Options (1)	2,169	2,240	2,362
Restricted stock awards	52	18	—
Contingent shares(2)	158	2	—

Total diluted weighted average common shares	76,827	81,477	92,762

Basic net income per share	$0.25	$0.20	$0.17

Diluted net income per share	$0.24	$0.20	$0.17

(1)	For the years ended December 31, 2005, 2004 and 2003, a total of 36, 548, and 4,039 options, respectively, were excluded from the calculation of diluted earnings per share as their exercise price would render them anti-dilutive.

CBIZ, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
(2)    Contingent shares represent additional purchase price earned by businesses acquired by CBIZ that will not be issued until future conditions have been met. See further discussion of acquisitions in Note 17.
15. Supplemental Cash Flow Disclosures
Cash paid (received) for interest and income taxes during the years ended December 31, 2005, 2004 and 2003 was as follows (in thousands):

	2005	2004	2003
Interest	$3,134	$1,342	$1,045

Income taxes	$6,112	$14,675	$(2,262)

Supplemental Disclosures of Non-Cash Investing and Financing Activities
Non-cash investing and financing activities during the years ended December 31, 2005, 2004 and 2003 were as follows (in thousands):

	2005	2004	2003
Property and equipment acquired under capital lease obligations	$407	$1,857	$—

Business acquisitions, including contingent consideration earned	$3,712	$2,033	$4,036

Non-cash proceeds from divested operations	$201	$1,865	$207

Non-cash proceeds from discontinued operations	$4,569	$530	$494

Non-cash consideration paid for business acquisitions and proceeds received from divested operations were generally in the form of notes receivable, notes payable and CBIZ common stock.
16. Related Parties
The following is a summary of certain agreements and transactions between or among CBIZ and certain related parties. It is CBIZ’s policy to enter into transactions with related parties on terms that, on the whole, are no less favorable than those that would be available from unaffiliated parties. Based on CBIZ’s experience and the terms of its transactions with unaffiliated parties, it is the Audit Committee of the Board of Directors’ and managements’ belief that the transactions described below met these standards at the time of the transactions.
A number of the businesses acquired by CBIZ are located in properties owned indirectly by and leased from persons employed by CBIZ. In the aggregate, CBIZ paid approximately $1.3 million, $1.3 million, and $1.4 million for the years ended 2005, 2004 and 2003, respectively, under such leases which management believes were at market rates.
Rick L. Burdick, a director of CBIZ, is a partner of Akin Gump Strauss Hauer & Feld LLP (Akin, Gump). Akin, Gump performed legal work for CBIZ during 2005, 2004 and 2003 for which the firm received approximately $0.1 million, $0.2 million, and $0.2 million from CBIZ, respectively.
Robert A. O’Byrne, a Senior Vice President, has an interest in a partnership that receives commissions from CBIZ that are paid to certain eligible benefits and insurance producers in accordance with a formal program to provide benefits in the event of death, disability, retirement or other termination. The program was in existence at the time CBIZ acquired the former company, of which Mr. O’Byrne was an owner. The partnership received approximately $0.3 million, $0.3 million, and $0.4 million from CBIZ, during the years ended December 31, 2005, 2004 and 2003, respectively.

CBIZ, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CBIZ maintains joint-referral relationships and administrative service agreements with independent licensed CPA firms under which CBIZ provides administrative services in exchange for a fee. These firms are owned by licensed CPAs who are employed by CBIZ subsidiaries, and provide audit and attest services to clients including CBIZ’s clients. The CPA firms with which CBIZ maintains service agreements operate as limited liability companies, limited liability partnerships or professional corporations. The firms are separate legal entities with separate governing bodies and officers. CBIZ has no ownership interest in any of these CPA firms, and neither the existence of the administrative service agreements nor the providing of services thereunder is intended to constitute control of the CPA firms by CBIZ. CBIZ and the CPA firms maintain their own respective liability and risk of loss in connection with performance of each of its respective services, and CBIZ does not believe that its arrangements with these CPA firms result in additional risk of loss.
Although the service agreements do not constitute control, CBIZ is one of the beneficiaries of the agreements and may bear certain economic risks. As such, the CPA firms with which CBIZ maintains administrative service agreements may qualify as variable interest entities under FASB Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities”, as amended. The impact to CBIZ of this accounting pronouncement is discussed in the Note 1.
CBIZ acted as guarantor for letters of credit for a CPA firm with which it has an affiliation. The letters of credit total $2.4 million and $1.3 million as of December 31, 2005, and December 31, 2004, respectively. In accordance with FASB Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” and its amendments, CBIZ has recognized a liability for the fair value of the obligations undertaken in issuing these guarantees, which is recorded as other current liabilities in the accompanying consolidated financial statements. Management does not expect any material changes to result from these instruments as performance is not expected to be required.
In 2003, CBIZ executed a note receivable with a CPA firm whose partner group has since joined MHM P.C., a CPA firm with which CBIZ maintains an administrative services agreement. The balance on the note at December 31, 2005 and 2004 was approximately $0.1 million and $0.2 million, respectively.
In an effort to rationalize the business, CBIZ has divested of several operations that were underperforming, located in secondary markets or did not provide the level of synergistic cross-serving opportunities with other CBIZ businesses that is desired. In accordance with this strategy, CBIZ has sold and may sell in the future businesses to former employees or shareholders. Management believes that past transactions were priced at market rates, competitively bid, and entered into at arm’s length terms and conditions.
17. Acquisitions
During the year ended December 31, 2005, CBIZ acquired three business operations consisting of: a registered investment firm in Cleveland, Ohio which complements the Employee Services practice; and an accounting and consulting practice in San Diego, California and a valuation business in Milwaukee, Wisconsin which are reported as part of the Financial Services practice group. In addition, CBIZ acquired the client lists of an accounting and consulting practice in Philadelphia, Pennsylvania and of a benefits and insurance practice in Charlotte, North Carolina, which are reported as part of the Financial Services and Employee Services practice groups, respectively. Aggregate consideration for the acquisitions consisted of approximately $6.6 million cash, $0.4 million in notes and approximately 45,000 shares of restricted common stock (estimated stock value of $0.2 million at acquisition) paid at closing, and up to an additional $13.2 million (payable in cash and stock) which is contingent on the businesses meeting certain future revenue or earnings targets.

CBIZ, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
During the year ended December 31, 2004, CBIZ completed acquisitions of benefits and insurance firms in Chicago, Illinois, and Owing Mills, Maryland which complement the Employee Services practice group, as well as an accounting tax and advisory firm in Denver, Colorado, and a technology firm in Cleveland, Ohio which are reported as part of the Financial Services and National Practices segments, respectively. Aggregate consideration for the acquisitions consisted of approximately $3.7 million cash and approximately 215,500 shares of restricted common stock (estimated stock value of $1.0 million at acquisition) paid at closing, and up to an additional $8.0 million (payable in cash and stock) which is contingent on the businesses meeting certain future revenue and earnings targets.
In addition to the businesses acquired during 2004, CBIZ purchased three client lists which complement the Employee Services and National Practices segments. The purchase price for these client lists is primarily dependent upon future results, and is not expected to be material individually or in the aggregate.
During the year ended December 31, 2003, CBIZ completed the acquisition of benefits and insurance firms in Boca Raton, Florida and Salt Lake City, Utah which are reported as part of the Employee Services practice group, as well as accounting, tax and advisory firms in Orange County, California and Stamford, Connecticut which are reported as part of the Financial Services practice group. In addition to the acquisitions of these businesses, CBIZ purchased the client lists of four benefits agencies which complement the Employee Services practice. The aggregate purchase price of these acquisitions and client lists was approximately $11.2 million, comprised of $2.8 million in cash and 177,000 shares of restricted common stock (estimated stock value of $0.3 million at acquisition) paid at closing, $2.1 million of notes contributed, and up to an additional $6.0 million payable in cash which is contingent on the businesses meeting certain future revenue targets.
The operating results of these firms have been included in the accompanying consolidated financial statements since the dates of acquisition. Pro forma information has not been provided as the impact was not material to the financial condition, results of operations or cash flows of CBIZ. Client lists and non-compete agreements were recorded at fair value at the time of acquisition. The excess of purchase price over the fair value of net assets acquired, (including client lists and non-compete agreements) was allocated to goodwill. Additions to goodwill, client lists and other intangible assets resulting from acquisitions and contingent consideration earned during the twelve months ended December 31, 2005 and 2004 were as follows (in thousands):

	2005	2004
Goodwill	$9,095	$2,619

Client lists	$5,817	$5,111

Other intangible assets	$597	$307

18. Discontinued Operations and Divestitures
From time to time, CBIZ will divest (through sale or closure) business operations that are underperforming, located in secondary markets, or do not provide the level of synergistic cross-serving opportunities with other CBIZ businesses that is desired. Divestitures are classified as discontinued operations provided they meet the criteria as provided in SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” and EITF No. 03-13, “Applying the Conditions in Paragraph 42 of FASB Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets in Determining Whether to Report Discontinued Operations”.
In April 2006, CBIZ sold an operation from the Financial Services practice group. This operation qualified for treatment as a discontinued operation and is classified as such in the accompanying consolidated financial statements.

CBIZ, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
During 2005, CBIZ closed an operation from the Financial Services group, sold an operation from the Employee Services group, and committed to the divestiture of a business unit in the National Practices group. These operations qualified for treatment as discontinued operations and are classified as such in the accompanying consolidated financial statements.
The Employee Services operation was sold for proceeds that consisted of: $2.0 million cash received at closing; $4.1 million due from others which is subject to adjustment based upon actual cash collected on accounts receivable that were sold; and contingent proceeds which are determined based upon the divested operation’s actual future performance. Contingent proceeds are recorded as gain on sale of discontinued operations as they are earned, and totaled $4.6 million (pretax) during the fourth quarter and year ended December 31, 2005. Adjustments to the amount due from others are recorded to the operations of discontinued operations. During 2005, CBIZ also committed to the divestiture of a business unit in the National Practices group. CBIZ plans to divest of this business in two portions, one of which will be sold and the other which will be closed. The National Practices business operation will have continuing cash flows in 2006, as the business will continue to operate until sale and closure are complete. CBIZ expects the closure to be completed by the third quarter of 2006, and expects that the remaining portion will be sold before December 31, 2006.
CBIZ also sold two client lists during 2005, one each from the Financial Services and Employee Services practice groups. These client lists were sold for aggregate proceeds of $0.1 million cash and $0.2 million in net notes receivable, and resulted in a pretax gain of $0.3 million. As these sales did not qualify for treatment as discontinued operations, the gains are reported as gain on sale of operations, net from continuing operations in the accompanying consolidated statement of operations.
During 2004, CBIZ sold or closed five business operations, consisting of four Financial Services operations, and an operation from the National Practices segment. In addition to the divestiture of these operations, CBIZ sold three client lists from the Financial Services group and a client list from the Employee Services group. Sales were made for aggregate proceeds of $4.6 million cash, $2.3 million in notes receivable and CBIZ stock valued at $0.1 million. Three of the divestitures qualified for treatment as discontinued operations and are classified as such in the accompanying consolidated financial statements. Operations that did not qualify for treatment as discontinued operations were sold for a pre-tax gain of $1.0 million, which is reported as gain on sale of operations, net from continuing operations.
During 2003, CBIZ sold or closed eight business operations consisting of four Financial Services operations, two Employee Services operations and two National Practice operations. CBIZ also sold four client lists and related assets within the Financial Services group. These businesses and client lists were sold for aggregate proceeds of $7.2 million cash, $0.2 million in stock, $0.4 million in notes receivable, and $0.1 million in other receivables. Six of the business operations satisfied the criteria for treatment as discontinued operations, and were classified as such in the accompanying financial statements. The two operations and client lists which did not qualify for treatment as discontinued operations were sold for a pretax gain of $2.5 million, which is reported as gain on sale of operations, net from continuing operations.
CBIZ may earn additional proceeds on the sale of certain client lists, which are contingent upon future revenue generated by the client lists. CBIZ records these proceeds as other income when they are earned.
For those business operations that qualified for treatment as discontinued operations, the net assets, liabilities and results of operations are reported separately in the accompanying consolidated financial statements. Revenue and loss from operations of discontinued operations for the years ended December 31, 2005, 2004, and 2003 were as follows (in thousands):

CBIZ, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2005	2004	2003
Revenue	$7,667	$20,232	$38,764

Loss from operations of discontinued operations before income tax benefit	$(10,132)	$(7,932)	$(774)
Income tax benefit	(3,749)	(2,673)	(227)

Loss from operations of discontinued operations, net of tax	$(6,383)	$(5,259)	$(547)

Gains on disposals of discontinued operations for the years ended December 31 2005, 2004 and 2003 were as follows (in thousands):

	2005	2004	2003
Gain on disposal of discontinued operations, before income tax expense (1)	$5,635	$398	$1,457
Income tax expense	2,085	266	731

Gain on disposal of discontinued operations, net of tax	$3,550	$132	$726

1)	Includes contingent proceeds in the amount of $4,569, for the Employee Services operation that was sold in the third quarter of 2005.
At December 31, 2005 and 2004, the assets and liabilities of business operations classified as discontinued operations consisted of the following (in thousands):

	2005	2004
Assets:
Accounts receivable, net	$2,114	$11,613
Due from buyer	1,513	—
Funds held for clients	3,392	5,450
Property and equipment, net	497	1,962
Goodwill and other intangible assets, net	862	862
Other assets	107	260

Assets of discontinued operations	$8,485	$20,147

Liabilities:
Accounts payable	$326	$1,093
Other liabilities	2,203	1,267
Client fund obligations	3,392	5,450
Deferred income tax liability, net	70	400

Liabilities of discontinued operations	$5,991	$8,210

CBIZ, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
19. Quarterly Financial Data (Unaudited)
The following is a summary of the unaudited quarterly results of operations for the years ended December 31, 2005 and 2004 (in thousands, except per share amounts).

	2005
	March 31,	June 30,	September 30,	December 31,
Revenue	$155,156	$139,688	$135,345	$133,279
Operating expenses	127,015	121,006	120,533	120,209

Gross margin	28,141	18,682	14,812	13,070
Corporate general and administrative	6,421	7,449	6,364	4,677
Depreciation and amortization	3,894	3,783	3,759	3,703

Operating income	17,826	7,450	4,689	4,690
Other income (expense):
Interest expense	(781)	(845)	(787)	(696)
Gain on sale of operations, net	—	—	29	285
Other income, net	388	757	1,069	1,957

Total other income (expense), net	(393)	(88)	311	1,546
Income from continuing operations before income tax expense	17,433	7,362	5,000	6,236
Income tax expense	7,225	2,694	2,142	2,464

Income from continuing operations	10,208	4,668	2,858	3,772
Loss from operations of discontinued operations, net of tax	(1,962)	(1,342)	(1,625)	(1,454)
Gain (loss) on disposal of discontinued operations, net of tax	(109)	—	802	2,857

Net income	$8,137	$3,326	$2,035	$5,175

Earnings (loss) per share:
Basic:
Continuing operations	$0.13	$0.06	$0.04	$0.05
Discontinued operations	(0.02)	(0.02)	(0.01)	0.02

Net income	$0.11	$0.04	$0.03	$0.07

Diluted:
Continuing operations	$0.13	$0.06	$0.04	$0.05
Discontinued operations	(0.03)	(0.02)	(0.01)	0.02

Net income	$0.10	$0.04	$0.03	$0.07

Basic weighted average common shares	75,738	75,175	73,793	73,123

Diluted weighted average common shares	77,718	76,947	75,988	75,947

During the fourth quarter of 2005, CBIZ recorded a $4.6 million pre-tax gain on the disposal of discontinued operations ($2.9 million net of tax). The gain recorded in the fourth quarter represents contingent proceeds related to an operation from the Employee Services group that was sold in the third quarter of 2005. Contingent proceeds are recorded as they are earned, and are determined based upon the actual performance of the business that was sold. Divestitures are further discussed in Note 18.

CBIZ, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2004
	March 31,	June 30,	September 30,	December 31,
Revenue	$144,173	$123,069	$119,397	$120,829
Operating expenses	113,272	108,387	106,743	112,589

Gross margin	30,901	14,682	12,654	8,240
Corporate general and administrative	5,726	6,023	6,008	6,342
Depreciation and amortization	3,855	4,014	4,012	4,082

Operating income (loss)	21,320	4,645	2,634	(2,184)
Other income (expense):
Interest expense	(240)	(429)	(369)	(469)
Gain on sale of operations, net	384	534	78	—
Other income, net	459	228	451	2,081

Total other income, net	603	333	160	1,612
Income (loss) from continuing operations before income tax expense (benefit)	21,923	4,978	2,794	(572)
Income tax expense (benefit)	8,995	1,651	1,102	(3,803)

Income from continuing operations	12,928	3,327	1,692	3,231
Loss from operations of discontinued operations, net of tax	(1,347)	(945)	(1,574)	(1,393)
Gain (loss) on disposal of discontinued operations, net of tax	—	—	238	(106)

Net income	$11,581	$2,382	$356	$1,732

Earnings (loss) per share:
Basic:
Continuing operations	$0.15	$0.04	$0.02	$0.04
Discontinued operations	(0.01)	(0.01)	(0.01)	(0.02)

Net income	$0.14	$0.03	$0.01	$0.02

Diluted:
Continuing operations	$0.15	$0.04	$0.02	$0.04
Discontinued operations	(0.02)	(0.01)	(0.01)	(0.02)

Net income	$0.13	$0.03	$0.01	$0.02

Basic weighted average common shares	85,437	77,885	77,311	76,287

Diluted weighted average common shares	87,912	80,150	79,373	78,449

During the fourth quarter of 2004, CBIZ recorded a $3.5 million net tax benefit related primarily to a favorable tax position which was successfully resolved upon completion of the Internal Revenue Service examination for the years ended December 31, 1998, 1999 and 2000. In addition, CBIZ recorded $0.4 million in interest income related to the refund, which is recorded as other income (expense), net in the accompanying consolidated statements of operations. See further discussion of the tax benefit and refund in Note 6.

CBIZ, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
20. Segment Disclosures
CBIZ’s business units have been aggregated into four practice groups: Financial Services; Employee Services; Medical Management Professionals; and National Practices. The business units have been aggregated based on the following factors: similarity of the products and services provided to clients; similarity of the regulatory environment; and similarity of economic conditions affecting long-term performance. The business units are managed along these segment lines.
During the first quarter of 2006, CBIZ realigned its operations into four client-centric practice groups, and changed the names of those practice groups to encompass the comprehensive range of services offered by each of the respective groups. Changes made to CBIZ’s practice groups during the first quarter of 2006 were as follows:
•	Financial Services: The Financial Services practice group was formerly referred to as “Accounting, Tax and Advisory Services”. In addition, CBIZ Valuation Group was transferred from National Practices into Financial Services during the first quarter of 2006.

•	Employee Services: The Employee Services practice group was formerly referred to as “Benefits and Insurance Services”. In addition, CBIZ Payroll Services was transferred from National Practices into Employee Services during the first quarter of 2006.

•	Medical Management Professionals: Medical Management Professionals (CBIZ MMP) is an individual practice group. Historically, CBIZ MMP was reported and managed within National Practices.

•	National Practices: The National Practices group is primarily comprised of business units offering technology services to clients, as well as other units whose individual size do not meet quantitative thresholds as provided by SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”. During the first quarter of 2006, CBIZ Valuation Group and CBIZ Payroll Services were transferred out of National Practices into Financial Services and Employee Services, respectively.
Prior period financial statements have been restated to reflect these changes in segment reporting. Although financial results for the individual practice groups have changed, there was no impact to CBIZ’s consolidated financial statements as a result of these restatements. A detailed description of services offered by each of the practice groups, are provided in the paragraphs below.
Financial Services. The Financial Services practice group offers services in the following areas: general accounting services, cash flow management; strategic planning; consulting; record-keeping; federal, state and local tax return preparation; tax planning based on financial and investment alternatives; tax structuring of business transactions such as mergers and acquisitions; quarterly and year-end payroll tax reporting; corporate, partnership and fiduciary tax planning and return preparation; financial staffing services including chief financial officer services; financial investment analysis; succession, retirement, and estate planning; profitability, operational and efficiency enhancement consulting to a number of specialized industries; litigation support services; internal audit services; Sarbanes-Oxley consulting and compliance services; and valuations of commercial, tangible, and intangible assets and financial securities.
Employee Services. The Employee Services practice group offers services in the following areas: employee benefits, brokerage, consulting, and administration, including the design, implementation and administration of qualified plans, such as 401(k) plans, profit-sharing plans, defined benefit plans, and money purchase plans; actuarial services; health and welfare benefits consulting, including group health insurance plans; dental and vision care programs; group life insurance programs; accidental death and dismemberment and disability programs; COBRA

CBIZ, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
administration and voluntary insurance programs; health care and dependent care spending accounts; premium reimbursement plans; communications services to inform and educate employees about their benefit programs; executive benefits consulting on non-qualified retirement plans and business continuation plans; human capital advisory services; specialty high-risk life insurance; wealth management services, including Registered Investment Advisory Services, Investment Policy Statements, also known as IPS, and mutual fund selection based on IPS; ongoing mutual fund monitoring; and payroll processing and administration.
Medical Management Professionals. CBIZ MMP offers services to hospital-based physicians in the following areas: billing and accounts receivable management; coding and claims filing; comprehensive delinquent claims follow up and collections; compliance plans to meet government and other third party regulations; local office management; and comprehensive statistical and operational reporting; financial reporting, accounts payable, payroll, general ledger processing; design and implementation of managed care contracts with focus on negotiation strategies, pricing, cost containment and utilization tracking; review and negotiation of hospital contracts; evaluation of other strategic business partners; identification and coordination of practice manager and integration opportunities; coordination of practice expansion efforts; statement mailing operation; and turn-key billing system sales and support.
National Practices. The National Practices group offers services in the following areas: mergers and acquisitions; capital advisory services; health care consulting; government relations; and technology consulting, including strategic technology planning, project management, development, network design and implementation and software selection and implementation.
Corporate and Other. Included in Corporate and Other are operating expenses that are not directly allocated to the individual business units. These expenses are primarily comprised of incentive compensation, infrastructure costs (as described above) and consolidation and integration charges.
Accounting policies of the practice groups are the same as those described in Note 1, “Summary of Significant Accounting Policies.” Upon consolidation, all intercompany accounts and transactions are eliminated; thus inter-segment revenue is not included in the measure of profit or loss for the practice groups. Performance of the practice groups is evaluated on operating income excluding the costs of infrastructure functions (such as information systems, finance and accounting, human resources, legal and marketing), which are reported in the “Corporate and Other” segment.
CBIZ operates in the United States and Toronto, Canada and there is no one customer that represents a significant portion of sales.

CBIZ, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Segment information for the years ended December 31, 2005, 2004 and 2003 was as follows (in thousands):

	YEAR ENDED DECEMBER 31, 2005
	Financial	Employee	CBIZ	National	Corporate
	Services	Services	MMP	Practices	and Other	Total
Revenue	$263,918	$153,345	$97,583	$48,622	$—	$563,468
Operating expenses	222,662	122,491	80,033	43,749	19,828	488,763

Gross margin	41,256	30,854	17,550	4,873	(19,828)	74,705

Corporate general & admin	—	—	—	—	24,911	24,911
Depreciation & amortization	3,668	3,169	2,773	290	5,239	15,139

Operating income (loss)	37,588	27,685	14,777	4,583	(49,978)	34,655
Other income (expense):
Interest expense	(115)	(4)	—	—	(2,990)	(3,109)
Gain on sale of operations, net	—	—	—	—	314	314
Other income, net	439	711	98	45	2,878	4,171

Total other income	324	707	98	45	202	1,376

Income (loss) from continuing operations before income tax expense	$37,912	$28,392	$14,875	$4,628	$(49,776)	$36,031

	YEAR ENDED DECEMBER 31, 2004
	Financial	Employee	CBIZ	National	Corporate
	Services	Services	MMP	Practices	and Other	Total
Revenue	$228,051	$147,406	$87,261	$44,750	$—	$507,468
Operating expenses	196,591	118,853	71,885	39,889	13,773	440,991

Gross margin	31,460	28,553	15,376	4,861	(13,773)	66,477

Corporate general & admin	—	—	—	—	24,099	24,099
Depreciation & amortization	3,713	2,981	2,719	485	6,065	15,963

Operating income (loss)	27,747	25,572	12,657	4,376	(43,937)	26,415
Other income (expense):
Interest income (expense)	(43)	77	(1)	—	(1,540)	(1,507)
Gain on sale of operations, net	—	—	—	—	996	996
Other income, net	369	885	25	1	1,939	3,219

Total other income	326	962	24	1	1,395	2,708

Income (loss) from continuing operations before income tax expense	$28,073	$26,534	$12,681	$4,377	$(42,542)	$29,123

CBIZ, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	YEAR ENDED DECEMBER 31, 2003
	Financial	Employee	CBIZ	National	Corporate
	Services	Services	MMP	Practices	and Other	Total
Revenue	$215,478	$148,983	$75,785	$42,643	$—	$482,889
Operating expenses	190,042	118,233	61,566	42,278	8,460	420,579

Gross margin	25,436	30,750	14,219	365	(8,460)	62,310

Corporate general & admin	—	—	—	—	18,745	18,745
Depreciation & amortization	4,378	2,968	2,595	520	6,104	16,565

Operating income (loss)	21,058	27,782	11,624	(155)	(33,309)	27,000
Other income (expense):
Interest expense	(49)	(63)	(5)	(1)	(937)	(1,055)
Gain on sale of operations, net	—	—	—	—	2,519	2,519
Other income (expense), net	742	(65)	(17)	(73)	(2,100)	(1,513)

Total other income (expense)	693	(128)	(22)	(74)	(518)	(49)

Income (loss) from continuing operations before income tax expense	$21,751	$27,654	$11,602	$(229)	$(33,827)	$26,951

21. Subsequent Events
In January 2006, CBIZ completed the acquisitions of two companies. Valley Global Insurance Brokers is a property and casualty insurance broker focusing primarily on the construction and technology industries. Valley Global Insurance Brokers is located in San Jose, California and will complement our Employee Services practice group. The TriMed Group provides medical billing services and in-house computer systems primarily to hospital-based physician practices. The TriMed Group is located in Flint, Michigan and will be merged into CBIZ’s Medical Management Professionals business.
In January 2006, CBIZ and Mayer Hoffman McCann P.C. extended the term of their administrative service agreement through 2019, which expiration date is subject to further extension upon agreement by both parties.
In January 2006, CBIZ acquired the trade name of a nationally recognized practice which will be complementary to our Financial Services practice group. Such trade name is being licensed to Mayer Hoffman McCann P.C. for a ten year period.
On February 9, 2006, CBIZ’s Board of Directors authorized the purchase of up to 5.0 million shares of CBIZ common stock through March 31, 2007. The shares may be repurchased in the open market or through privately negotiated purchases.
Effective February 13, 2006, CBIZ entered into a new $100 million unsecured credit facility, with an option to increase the commitment to $150 million. The credit facility is maintained by Bank of America, N.A. as agent bank for a group of five participating banks and has a five year term expiring February 2011.
Effective February 21, 2006, CBIZ’s Board of Directors granted 627,000 restricted performance shares pursuant to the 2002 Stock Incentive Plan. Performance awards will only vest and become exercisable provided that CBIZ meets certain pre-determined earnings per share targets at December 31, 2007.

CBIZ, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
As discussed in Note 18, on April 1, 2006, CBIZ sold an operation from the Financial Services practice group. In accordance with SFAS No. 144, the results of this business have been reported as discontinued operations in the Company’s consolidated financial statements for all periods presented.
As discussed in Note 20, beginning in the first quarter of 2006, CBIZ realigned its reporting segments into four client-centric practice groups. In addition, CBIZ made certain reclassifications in its reporting of: 1) interest income earned by our payroll unit was previously reported as “other income” and is now reported as revenue; and 2) certain expenses reimbursable to CBIZ by its clients were previously netted against revenue and are now reported as operating expenses.

CBIZ, INC. AND SUBSIDIARIES
SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS AND
RESERVES FOR THE YEARS ENDED DECEMBER 31, 2005, 2004, AND 2003
(In thousands)

COLUMN A	COLUMN B	COLUMN C			COLUMN D	COLUMN E
		Additions
	Balance at	Charged to	Charged	Acquisitions	Charge-offs,	Balance at
	Beginning of	Cost and	to Other	and	Net of	End of
	Period	Expense	Accounts	Divestitures	Recoveries	Period
Year ended December 31, 2005:
Allowance deducted from assets to which they apply:

Allowance for doubtful accounts	$5,847	$5,274	$(396)	$—	$(5,012)	$5,713

Year ended December 31, 2004
Allowance deducted from assets to which they apply:

Allowance for doubtful accounts	$6,161	$4,385	$374	$57	$(5,130)	$5,847

Year ended December 31, 2003
Allowance deducted from assets to which they apply:

Allowance for doubtful accounts	$6,350	$5,082	$77	$(164)	$(5,184)	$6,161